OncoSec Medical Incorporated Announces Closing of $11.0 Million Public Offering and Terminates ATM and Other Financing Facility

Company Now Has Cash In Excess of $30 Million, Extending Cash Runway For At Least 12 Months

SAN DIEGO, Calif. and PENNINGTON, N.J., May 28, 2018 – OncoSec Medical Incorporated (“OncoSec”) (NASDAQ: ONCS), a biotechnology company focused on designing, developing and commercializing innovative immunotherapies and proprietary medical approaches to stimulate and guide an anti-tumor immune response for the treatment of cancer, today announced the closing of its previously announced underwritten public offering. The gross proceeds from the offering were approximately $11 million, before deducting underwriting discounts and commissions and estimated offering expenses paid by OncoSec.

Alliance Global Partners acted as lead book-running manager for the offering. Maxim Group LLC acted as co-manager and Roth Capital Partners, LLC and ThinkEquity, a division of Fordham Financial Management, Inc., acted as financial advisors for this offering.

With the closing of this transaction, OncoSec’s current pro forma unaudited cash, cash equivalents and investment balance exceed $30 million. The proceeds from this offering are expected to fund OncoSec’s clinical research and development activities, to provide working capital and to support general corporate purposes for at least the next 12 months.

The Company also announced the termination of its at-the-market (ATM) agreement with Cantor Fitzgerald and its existing equity facility with Aspire Capital.

The offering was made pursuant to a shelf registration statement on Form S-3 that was filed with the Securities Exchange Commission (SEC) on August 9, 2016 and declared effective by the SEC on August 25, 2016. The final prospectus supplement for the offering is available on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, NY 10022 or via telephone at 212-624-2006 or email: prospectus@allianceg.com.

About OncoSec Medical Incorporated

OncoSec is a clinical-stage biotechnology company focused on developing cytokine-based intratumoral immunotherapies to stimulate the body’s immune system to target and attack cancer. OncoSec’s lead immunotherapy investigational product candidate – TAVO™ (tavokinogene telseplasmid) – enables the intratumoral delivery of DNA-based interleukin-12 (IL-12), a naturally occurring protein with immune-stimulating functions. The technology, which employs electroporation, is designed to produce a controlled, localized expression of IL-12 in the tumor microenvironment, enabling the immune system to target and attack tumors throughout the body. OncoSec has built a deep and diverse clinical pipeline utilizing TAVO™ as a potential treatment for multiple cancer indications either as a monotherapy or in combination with leading checkpoint inhibitors; with the latter potentially enabling OncoSec to address a great unmet medical need in oncology: anti-PD-1 non-responders. Results from recently completed clinical studies of TAVO™ have demonstrated a local immune response, and subsequently, a systemic effect as either a monotherapy or combination treatment approach. In addition to TAVO™, OncoSec is identifying and developing new DNA-encoded therapeutic candidates and tumor indications for use with its new Visceral Lesion Applicator (VLA), to target deep visceral lesions, such as liver, lung or pancreatic lesions. For more information, please visit www.oncosec.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “can,” “may,” “will,” “suggest,” “look forward to,” “potential,” “understand,” “anticipate,” “believe,” “estimate,” “may,” “expect” and similar references to future periods.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause our results to differ materially and adversely from the statements contained herein. Potential risks and uncertainties that could cause actual results to differ from those predicted include, among others, the following: uncertainties inherent in pre-clinical studies and clinical trials, such as the ability to enroll patients in clinical trials and the risk of adverse events; unexpected new data, safety and technical issues; our ability to raise additional funding necessary to fund continued operations; the success and timing of our clinical trials; the success and timing of our Investigational New Drug submission to the Food and Drug Administration; our ability to obtain and maintain marketing approval from regulatory agencies for our products in the U.S. and foreign countries; our ability to successfully implement our strategy; and the other factors discussed in OncoSec’s filings with the Securities and Exchange Commission.

Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. OncoSec disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Investor Relations:

Will O’Connor

Stern Investor Relations

(212) 362-1200

will@sternir.com

Media Relations:

Katie Dodge

JPA Health Communications

(617) 657-1304

kdodge@jpa.com